Exhibit 99.1
DATE: January 7, 2008
FOR IMMEDIATE RELEASE
AMERICAN MEDICAL SYSTEMS REPORTS FOURTH QUARTER REVENUE AND ANNOUNCES RECENT UNFAVORABLE ARBITRATION DECISION
•	Fourth quarter sales of $130.0 million represent a 12.7% increase over 2006

•	2007 sales of $463.9 million represent a 29.5% increase over 2006

•	Arbitration panel awards former CryoGen shareholders $13.8 million
MINNEAPOLIS, January 7, 2008 — American Medical Systems Holdings, Inc. (NASDAQ: AMMD) reported preliminary sales of $130.0 million for the fourth quarter of 2007, a 12.7 percent increase over sales of $115.4 million in the comparable quarter of 2006. Preliminary sales for the year 2007 were reported at $463.9 million, a 29.5 percent increase over sales of $358.3 million for the year 2006. The fourth quarter marked the first quarter that contained a full quarter of Laserscope operations in the prior year. Excluding Laserscope from the full year comparisons, 2007 base revenue of $352.6 million increased by 13.5 percent over 2006.
The Company’s men’s health business grew 10.4 percent to $88.2 million in the fourth quarter. Within men’s health, fourth quarter sales, excluding laser therapy, grew 14.5 percent to $58.1 million. Laser therapy revenues grew 3.3 percent to $30.1 million compared to a very strong fourth quarter of 2006. The performance in the base men’s health business was led by the AdVance™ sling system used to address mild male incontinence and the continued success of the 700 MS™ product line, the worldwide market leader in inflatable penile prosthesis.
The Company’s women’s health business produced another strong quarter growing 17.8 percent in the fourth quarter to $41.9 million. In particular, female incontinence experienced strong fourth quarter performance, driven by the recent introduction of the MiniArc™ Single Incision Sling System.
Ross Longhini, Interim Chief Executive Officer, commented, “Overall, we are pleased by our top-line results for the fourth quarter. While the laser therapy business continues to be challenging to predict, our base business grew 15.8 percent driven by strong performance in many of our key product lines.”
Arbitration Award
As previously disclosed, the Company has been involved in arbitration with Robert A. Knarr, representative of the former shareholders of CryoGen, Inc., concerning an earnout payment related to the 2002 acquisition of CryoGen, Inc. The arbitration demand alleged that the Company breached the merger agreement by, among other things, failing to use commercially reasonable efforts to promote, market and sell the Her Option® system and by acting in bad faith and thereby negatively impacting the former CryoGen shareholders’ right to an earnout payment under the merger agreement. The arbitration demand requested damages of $110 million. On December 18, 2007, the arbitration panel issued its decision in the arbitration proceeding, and awarded the CryoGen shareholders $13.8 million (including attorneys’ fees and costs). This award will be reflected in the fourth quarter 2007 operating results, and was not included in the fourth quarter earnings per share guidance which the company previously disclosed in its October 29, 2007 press release.

American Medical Systems
January 7, 2008

Earnings Call Information
American Medical Systems will host a conference call on Thursday, February 14, 2008 at 5:00 p.m. eastern time to discuss its fourth quarter and full year results for 2007. The Company will also provide guidance for 2008 on this call. Those without internet access may join the call from within the U.S. by dialing 800-886-7217; outside the U.S., dial 706-679-3821.
A live web cast of the call will be available through the Company’s corporate website at www.AmericanMedicalSystems.com and will be available for replay three hours after the completion of the call.
About American Medical Systems
American Medical Systems, headquartered in Minnetonka, Minnesota, is a diversified supplier of medical devices and procedures to cure erectile dysfunction, benign prostatic hyperplasia, incontinence, menorrhagia, prolapse and other pelvic disorders in men and women. These disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. The Company’s products were used to treat approximately 310,000 patients in 2007.
Forward-Looking Statements
This press release contains forward-looking statements relating to the market opportunities, future products, sales and financial results of American Medical Systems. These statements and other statements contained in this press release that are not purely historical fact are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on management’s beliefs, certain assumptions and current expectations. These forward-looking statements are subject to risks and uncertainties such as successfully competing against competitors; physician acceptance, endorsement, and use of AMS products; potential product recalls; successful integration of Laserscope into AMS’ business; successfully managing increased debt leverage and related credit facility financial covenants; factors impacting the stock market and share price and its impact on the dilution of convertible securities; ability of the Company’s manufacturing facilities to meet customer demand; reliance on single or sole-sourced suppliers; successful upgrade of its global software system; loss or impairment of a principal manufacturing facility; clinical and regulatory matters; timing and success of new product introductions; patient acceptance of the Company’s products and therapies; changes in and adoption of reimbursement rates; adequate protection of the Company’s intellectual property rights; product liability claims; and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended December 30, 2006, and its other SEC filings. Actual results may differ materially from anticipated results. The forward-looking statements contained in this press release are made as of the date hereof, and AMS undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events. More information about the Company and its products can be found at its website www.AmericanMedicalSystems.com and in the Company’s Annual Report on Form 10-K for 2006 and its other SEC filings.

American Medical Systems
January 7, 2008

Contact:	Mark Heggestad
Executive Vice President and Chief Financial Officer
952-930-6495
Mark.Heggestad@AmericanMedicalSystems.com

Ross Longhini
Executive Vice President and Chief Operating Officer
Interim Chief Executive Officer
952-930-6445
Ross.Longhini@AmericanMedicalSystems.com

American Medical Systems
January 7, 2008

American Medical Systems Holdings, Inc.
Selected Sales Information
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 29, 2007	December 30, 2006	December 29, 2007	December 30, 2006
Sales
Product line
Men’s health	$88,162	$79,856	$314,016	$230,872
Women’s health	41,887	35,556	149,912	127,446

Total	$130,049	$115,412	$463,928	$358,318

Geography
United States	$91,190	$85,190	$334,258	$272,679
International	38,859	30,222	129,670	85,639

Total	$130,049	$115,412	$463,928	$358,318

Percent of total sales
Product line
Men’s health	68%	69%	68%	64%
Women’s health	32%	31%	32%	36%

Total	100%	100%	100%	100%

Geography
United States	70%	74%	72%	76%
International	30%	26%	28%	24%

Total	100%	100%	100%	100%